Exhibit 99.1

FINANCIAL DISCLOSURE OF JELD-WEN, INC.

Preliminary Estimated Results as of and for the Fiscal Quarter Ended March 28, 2020

Our financial results as of and for the fiscal quarter ended March 28, 2020 are not yet complete and will not be available until after the completion of this offering. Accordingly, we are presenting below certain preliminary estimated unaudited financial results as of and for the fiscal quarter ended March 28, 2020. We have provided ranges for the preliminary estimated unaudited financial results described below because our financial closing procedures for the fiscal quarter ended March 28, 2020 are not complete yet. The information presented below should not be considered a substitute for full unaudited financial statements.

Our preliminary estimated unaudited financial results have been prepared by and are the responsibility of management, reflect management’s estimates based solely upon information available to us as of the date of this offering memorandum and are not a comprehensive statement of our financial or operating results as of and for the fiscal quarter ended March 28, 2020. Actual results remain subject to the completion of our normal quarter-end accounting processes and procedures. During the course of our review process, items may be identified that would require us to make adjustments, which could result in material changes to our preliminary estimated unaudited financial results. The preliminary financial data included in this offering memorandum has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. These preliminary results should be read in conjunction with the 2019 Annual Report incorporated by reference herein, including “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as “Risk Factors,” including “Risk Factors—Risks Relating to Our Business and Industry, Risks Relating to our Indebtedness—Our financial estimates are based on various assumptions that may not prove to be correct.”

We estimate that our net revenues for the fiscal quarter ended March 28, 2020 will be approximately $979 million, compared to revenues of $1,010.3 million for the fiscal quarter ended March 28, 2019, representing an expected decrease of approximately 3%. This expected decrease in net revenues for the fiscal quarter ended March 28, 2020 is primarily due to a decline in core revenue of approximately 3% and unfavorable foreign exchange impact of approximately 2%, partially offset by a contribution from acquisitions of approximately 2%. The decrease in core revenue consisted of a decrease in volume/mix of approximately 5%, partially offset by a 2% increase in price of our products.

We estimate that our Adjusted EBITDA for the fiscal quarter ended March 28, 2020 will be between $73 million and $76 million, compared to Adjusted EBITDA of $89.3 million for the fiscal quarter ended March 30, 2019, representing an expected decrease of between 18% and 15%. This expected decrease in Adjusted EBITDA for the fiscal quarter ended March 28, 2020 was primarily due to the unfavorable impact of volume/mix and the unfavorable impact of foreign exchange, partially offset by favorable pricing and cost reductions. Adjusted EBITDA is a non-GAAP financial measure. We have not included a GAAP reconciliation of our preliminary Adjusted EBITDA to net income because such reconciliation could not be produced without unreasonable effort. We will provide a full GAAP reconciliation of final Adjusted EBITDA when we report our full first quarter 2020 financial results. For more information on our calculation of Adjusted EBITDA, see “Presentation of Financial Information and Share Information—Use of Non-GAAP Financial Measures” included herein and “Item 6—Selected Financial Information” in our 2019 Annual Report incorporated by reference in this offering memorandum.

We estimate that our cash and cash equivalents as of March 28, 2020 amounted to approximately $214 million and our long-term debt amounted to approximately $1,612 million, including approximately $812 million in secured debt. We further estimate that, as of March 28, 2020, total liquidity (a non-GAAP measure) amounted to $431 million, which included approximately $214 million in unrestricted cash and cash equivalents, approximately $204 million available for borrowing under the ABL Facility, and approximately $13 million available for borrowing under the Australia Senior Secured Credit Facility. This compares to total liquidity of $554.5 million as of December 31, 2019. The decrease in total liquidity was primarily due to changes in working capital and an increase in capital expenditures. First quarter increases in working capital are typical and expected in our industry, as we prepare for increased construction demand in the warmer months. See “— Impact of COVID-19 on our Operations.” After giving effect to this offering and the use of proceeds therefrom, we estimate that our total liquidity, as calculated as of March 28, 2020 and including estimated expenses associated with this offering, will be approximately $676 million.